 Exhibit (a)(1)(D)
CLARUS CORPORATION

OFFER TO PURCHASE FOR CASH

UP TO $7,200,000 OF SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE OF NOT GREATER THAN $7.20 PER SHARE NOR LESS THAN
$6.60 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,
NEW YORK CITY TIME ON JUNE 5, 2018, UNLESS THE OFFER IS EXTENDED (SUCH DATE
AND TIME AS THEY MAY BE EXTENDED THE “EXPIRATION DATE”).

May 8, 2018
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
We have been appointed by Clarus Corporation, a Delaware corporation (“Clarus” or the “Company”), to act as Information Agent in connection with Clarus’ offer to purchase for cash up to $7,200,000 of shares of its common stock, par value $0.0001 per share, as well as the preferred share purchase rights associated with such shares (collectively, the “Shares”), at a price of not greater than $7.20 nor less than $6.60 per share, net to the seller in cash, less any applicable withholding taxes and without interest (the “Purchase Price”), upon the terms and subject to the conditions set forth in Clarus’ Offer to Purchase, dated May 8, 2018 (the “Offer to Purchase”), and in the related Letter of Transmittal (which together, as they may be supplemented or amended from time to time, constitute the “Offer”). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.
Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, Clarus will determine a single per share price that Clarus will pay, subject to the proration and conditional tender provisions described in the Offer to Purchase, for Shares properly tendered in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer and the prices specified by the tendering stockholders. Clarus will select the lowest single purchase price (in increments of  $0.10) not greater than $7.20 nor less than $6.60 per Share that will allow Clarus to purchase $7,200,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if based on the Purchase Price, Shares having an aggregate value of less than $7,200,000 are properly tendered and not properly withdrawn, Clarus will buy all Shares properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price, including those Shares tendered at a price lower than the Purchase Price. Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. However, because of the proration and conditional tender provisions described in the Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares having an aggregate purchase price in excess of  $7,200,000 are properly tendered at or below the Purchase Price and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at Clarus’ expense promptly after the Expiration Date.
The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. The Offer, however, is subject to other conditions that are set forth in Section 7 of the Offer to Purchase. The Company’s obligation to accept and pay for Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions.

The Company expressly reserves the right, in its sole discretion, to elect to purchase more than an aggregate purchase price of  $7,200,000 of Shares in the Offer, subject to applicable law. See Section 1 of the Offer to Purchase.
As of May 7, 2018, Clarus had 30,041,265 issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $7.20, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by Clarus of 1,000,000 Shares, which would represent approximately 3.3% of its issued and outstanding Shares. If the Offer is fully subscribed at a Purchase Price of  $6.60, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by Clarus of 1,090,909 Shares, which would represent approximately 3.6% of Clarus’ issued and outstanding Shares.
As described in the Offer to Purchase, if less than an aggregate purchase price of  $7,200,000 of Shares are properly tendered at or below the Purchase Price and not properly withdrawn, Clarus will buy all Shares properly tendered at or below the Purchase Price and not properly withdrawn. If more than an aggregate purchase price of  $7,200,000 of Shares (or such greater amount as Clarus may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, Clarus will purchase Shares in the following order of priority:
First, Clarus will purchase Shares from all stockholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares conditionally at or below the Purchase Price for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until Clarus has acquired Shares having an aggregate purchase price of  $7,200,000 (or such greater amount as Clarus may elect to purchase, subject to applicable law); and
Second, only if necessary to permit Clarus to purchase Shares having an aggregate purchase price of $7,200,000 (or such greater amount as Clarus may elect to purchase, subject to applicable law), Clarus will purchase Shares from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.
For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1. The Offer to Purchase dated May 8, 2018;
2. The Letter of Transmittal for your use and for the information of your clients, together with the accompanying IRS Form W-9;
3. The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates for the Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, the procedure for book-entry transfer cannot be complied with by the Expiration Date or if other required documents cannot be delivered to the Depositary by the Expiration Date; and
4. A printed form of letter that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients’ instructions with regard to the Offer.
Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 11:59 P.M., New York City time, on June 5, 2018, unless the Offer is extended.

For Shares to be tendered properly pursuant to the Offer:
1. The certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees (or, in the case of book-entry transfer, an “Agent’s Message” as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary; or
2. The tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.
The Company will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for reasonable and necessary costs and expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Clarus, the Information Agent or the Depositary for purposes of the Offer. Clarus will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in the Offer to Purchase.
Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the Offer should be addressed to us as Information Agent, at 48 Wall Street, 22nd Floor, New York, NY 10005, or by phone at (212) 269-5550.
Very truly yours,
D.F. King & Co., Inc.
THE COMPANY IS NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, STOCKHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO, PROVIDED THAT THE COMPANY WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE ANY ACTIONS NECESSARY FOR CLARUS TO MAKE THE OFFER TO STOCKHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON THE COMPANY’S BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.
NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF CLARUS, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.